Exhibit 4.67

FIRST AMENDMENT TO THAT CERTAIN PROMISSORY NOTE ISSUED JULY 21, 2022 BY MITESCO, INC. (“BORROWER”) TO MICHAEL C. HOWE LIVING TRUST (“LENDER”)

WHEREAS, Borrower and Lender entered into a Promissory Note dated July 21, 2022, (the "Promissory Note"); and

WHEREAS, Borrower and Lender are entering into this Amendment to the Promissory Note in accordance with their mutual understanding of the terms negotiated between the parties; and

NOW THEREFORE, for good and valuable consideration, Borrower and Lender agree as follows:

1.         The above recitals are hereby incorporated as a material part of this Amendment with the same force and effect as if restated in this Paragraph.

2.         All terms defined in the Promissory Note have the same meaning when used in this Amendment unless otherwise defined herein.

3.         As of the Effective Date on this Amendment, Section 3 of the Promissory Note is replaced with the following:

“Maturity of this Promissory Note.  The Principal Amount  shall be due and payable (together with accrued but unpaid interest thereon) plus an amount equal to ten percent (10%) of the Principal Amount, on the earliest of, (i) November 30, 2022, or (ii) if the Borrower successfully lists its shares of common stock on any of The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, five business days after the date of such listing (the “Maturity Date”).”

4.         If there are any inconsistencies between the provisions of this Amendment and the provisions of the Promissory Note, the provisions of this Amendment shall apply. All other provisions of the Promissory Note shall remain in full force and effect.

5.         This Amendment may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all parties. Each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

6.         Any facsimile copy, other copy or reproduction of a single counterpart original of this Amendment shall be as fully effective and binding as the original signed counterpart of this Amendment.

7.         This Amendment shall be governed under the same state law as is applicable to the Promissory Note, and the same provisions regarding venue found in the Promissory Note apply to this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date and year above written.

LENDER	BORROWER

MICHAEL C. HOWE LIVING TRUST	MITESCO, INC.

By:	By:

Printed Name:	Printed Name:

Its:	Its:

Date (“Effective Date”):	Date: